            EXHIBIT 10.1: EMPLOYMENT AGREEMENT WITH JONATHAN J. JUDGE

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Paychex, Inc., a Delaware corporation (the "Company"), and Jonathan J. Judge (the "Executive") as of the 1st day of October, 2004.

         WHEREAS, the Company desires to employ Executive as Company's President and Chief Executive Officer on the terms and conditions set forth herein, and Executive desires to be so employed by Company;

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. EMPLOYMENT PERIOD. Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by Company, subject to the terms and conditions of this Agreement, for a term commencing on October 1, 2004 (the "Effective Date"), and, unless sooner terminated as provided herein, continuing for a period of three (3) years (the "Employment Period").

         2. POSITION AND DUTIES. During the Employment Period, Executive shall serve as President and Chief Executive Officer of Company, reporting directly to Company's Board of Directors (the "Board"), with such authority, duties and responsibilities as are commensurate with such position. Executive shall also be presented for appointment as a member of the Board at the Board's next regularly scheduled meeting in fiscal year 2005 and shall serve as a member of the Board thereafter, subject to Board nomination and shareholder approval commencing with the Company's 2005 annual meeting of shareholders for fiscal year 2006.

         3.       COMPENSATION.

                  (a) BASE SALARY. During the Employment Period, Executive shall receive an annual base salary of $800,000 paid bi-weekly on Fridays (the "Annual Base Salary"). The amount of the Annual Base Salary shall be reviewed annually and increased by such amount, if any, as may be determined by the Board upon recommendation of the Compensation Committee of the Board. In no event will the Annual Base Salary be reduced below $800,000.

                  (b) ANNUAL BONUS. During the Employment Period, Executive shall be eligible to receive an annual cash incentive bonus (the "Annual Bonus"). For Company's fiscal year 2005, Executive will be entitled to an Annual Bonus of up to 100% of Annual Base Salary with a payout ranging from 20% to 100% depending on achievement of Company objectives as described in Exhibit 1 attached hereto and made a part hereof, pro rated based upon the eight-month portion of the Employment Period in fiscal 2005. For subsequent periods during the Employment Period, Annual Bonus plans and objectives will be subject to prior review and input by Executive, but shall be determined at the sole discretion of the Board and the Governance and Compensation Committee of the Board. It is anticipated that Annual Bonus plans and objectives for such subsequent periods will generally follow the plans and objectives as applicable for Company's fiscal year 2005.

                  (c) STOCK OPTION GRANTS.

                           (i) As an inducement material to Executive's entering
into this Agreement, Company shall grant Executive options to acquire 100,000 shares of Company's common stock for an exercise price equal to the fair market value of Company's common stock on the Effective Date pursuant to the terms of a Paychex, Inc. 2002 Stock Incentive Plan Non-Qualified Stock Option Agreement, and options to acquire an additional 550,000 shares of Company's common stock for an exercise price equal to the fair market value of Company's common stock on the Effective Date pursuant to the terms of a Non-Qualified Stock Option Agreement (collectively, the "Initial Option Grant"). Such options shall have a term of ten (10) years and shall vest 33 1/3% on each of the second, third and fourth anniversaries of the Effective Date, unless accelerated in accordance with the provisions of Section 6(a)(ii) hereof.

                           (ii) In conjunction with the annual review process
for Company's executive officers, the Board will review Executive's compensation plan and may, in its sole discretion, grant additional options to acquire shares of Company's common stock based upon (A) Executive's performance, (B) recommendations of the Governance and Compensation Committee, and (C) option pool availability.

                  (d) EXPENSES. During the Employment Period, Executive shall be entitled to reimbursement for all reasonable expenses incurred by Executive associated with the conduct of Company's business in accordance with Company's policies, including without limitation, the expenses described in Section 4, below.

                  (e) OTHER BENEFITS. During the Employment Period, Executive shall be entitled to participate in:

                       (i) Company's medical and dental insurance, life / AD&D
            insurance, long term disability insurance and 401k plan;

                       (ii) Company's deferred compensation plan for senior
            executives;

                       (iii) Healthcare benefits for Executive and members of
            his family which are integral to Company's standard benefit schemes;

                       (iv) D&O insurance and indemnification consistent with
            the coverage provided to other directors and officers; and

                       (v) All other standard benefits available to Company's
            senior executive employees, including vacation entitlements, sick leave, paid holidays and floating holidays, according to Company's standard benefit schemes.

         4. RELOCATION. On or before the date hereof, Executive shall begin efforts to relocate to the greater Rochester, New York area, such relocation to be completed within a reasonable time. Reasonable expenses incurred by Executive in connection with travel, moving, living, accommodation and transportation to, from and within Rochester, New York will be reimbursed to Executive in accordance with Company's relocation policy. Following conclusion of relocation to the greater Rochester, New York area, Executive shall be given a "gross-up" payment for any and all income taxes incurred by Executive in connection with reimbursement of such expenses by Company.

         5. TERMINATION OF EMPLOYMENT.

            (a) CAUSE. Company may terminate Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean dereliction of duty (after notice and a reasonable opportunity to cure, to the extent curable), conviction for a felony, willful misconduct, or failure to follow a lawful directive from the Board of Directors (after notice and a reasonable opportunity to cure, to the extent curable).

            (b) GOOD REASON. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) failure of Company to make any payments or equity grants to Executive or any other material breach by Company of its obligations to Executive within 30 days after the same shall be due, and (ii) any material reduction in Executive's duties, authority or responsibilities.

         6. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            (a) GOOD REASON; OTHER THAN FOR CAUSE. If, during the
Employment Period, Company shall terminate Executive's employment other than for Cause or Executive shall terminate employment for Good Reason:

                   (i) Company shall pay to Executive within 30 days after the Date of Termination the aggregate of one (1) year's Annual Base Salary, plus
(x) in the case of any such termination in Fiscal Year 2005, an Annual Bonus determined at 100% of Plan (and without pro-ration) , and (y) in the case of any termination thereafter, an Annual Bonus determined at the same percentage of Plan as was the case for the bonus determination for the immediately preceding fiscal year (and without pro-ration).

                   (ii) any options included in the Initial Option Grant that have not previously vested shall vest and become exercisable immediately.

            (b) CAUSE; OTHER THAN FOR GOOD REASON. If Executive's employment is terminated during the Employment Period (i) by Company for Cause, or (ii) by Executive without Good Reason, this Agreement shall terminate without further obligations of Company to Executive or his legal representatives under this Agreement, other than Company's obligations for accrued salary, vacation and any earned and unpaid bonus.

         7. LEGAL EXPENSES. Company shall reimburse Executive for his reasonable legal, tax and other consultant fees associated with negotiation of this Agreement, up to an aggregate maximum of $12,500.

         8. CONFIDENTIAL INFORMATION.

            (a) Executive shall hold in a fiduciary capacity for the benefit of Company all secret or confidential information, knowledge or data relating to Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by Company. After termination of Executive's employment with Company, Executive shall not, without the prior written consent of Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it.

            (b) In the event of a breach or threatened breach of this Section 8, Executive agrees that Company shall be entitled to injunctive relief to remedy any such breach or threatened breach. Executive acknowledges that damages would be inadequate and insufficient. This Section 8 shall survive any termination of Executive's employment or of this Agreement.

         9. MISCELLANEOUS.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The exclusive jurisdiction and venue of any action arising out this Agreement shall be New York State Supreme Court, County of Monroe.

           (b) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

           (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to Executive:               If to Company:
               ----------------               --------------

              Jonathan J. Judge               Paychex, Inc.
              _______________                 911 Panorama Trail South
              _______________                 Rochester, New York 14625
                                              Attention: Chief Financial Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Company represents and warrants that the execution, delivery and performance of this Agreement have been duly authorized and that it is legal, valid and binding upon the Company.

           (e) Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Any amounts due to the Executive hereunder shall not be subject to any duty of mitigation or offset and shall be paid to his heirs and/or legal representatives in the event of his death.
           (f) This Agreement constitutes the entire agreement between Company and Executive and supersedes any other agreements or understandings, whether written or oral, which relate to the subject matter hereof.

         IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                        Paychex, Inc.

                                        By:  /s/ John Morphy
                                        ----------------------------------------
                                        John Morphy
                                        Senior Vice President, Chief Financial
                                        Officer, Secretary, and Treasurer


                                        /s/ Jonathan J. Judge
                                        ----------------------------------------

                                        Jonathan J. Judge

                                    EXHIBIT 1

                            FISCAL 2005 ANNUAL BONUS
                            ------------------------

         Executive's Annual Bonus for 2005 will be determined as a percentage of Annual Base Salary, pro rated based upon the commencement date of the Employment Period, based upon the following components:


                                                                        Minimum        Plan
                                                                        -------        ----
         Revenue Growth                     % of Plan                     97.0          100
                                            Payout                         5.0%        20.0%

         Operating Income Growth*           % of Plan                     95.0          100
                                            Payout                         5.0%        20.0%

         Operating Income %
         Of Service Revenues                Objective                     33.3%        34.3%
                                            Payout                        10.0%        40.0%

         Qualitative Bonus-Objectives       Payout                         0.0%        20.0%
                                                                         ------------------

                                                                          20.0%         100%
                                                                         ------------------

Bonus awards, if any, for over-achievement of operating objectives will be determined by and made at the recommendation of the Compensation Committee and approval of the Board. In the event of the achievement of operating objectives between "Minimum" and "Plan" the Executive will receive a pro rated "Payout" between "Minimum" and "Plan."

*Excluding interest on funds held for clients.